Exhibit 5.11

February 27, 2015

LifePoint Hospitals, Inc.

330 Seven Springs Way

Brentwood, Tennessee 37027

Re:                             Form S-3 Registration Statement

Ladies and Gentlemen:

We have been retained as local counsel for Mississippi (“State”) and have been requested to provide an opinion of counsel under State law with reference to PHC-Cleveland, Inc., which is incorporated under State law (“Guarantor”), in connection with the Guarantor’s guarantees (“Debt Guarantees”) of debt securities (“Debt Securities”) to be issued by LifePoint Hospitals, Inc. (“Company”), pursuant to (i) a form of senior notes indenture (“Senior Notes Indenture”) between the Company and the trustee party thereto, or (ii) a form of subordinated notes indenture (“Subordinated Notes Indenture”, and together with the Senior Notes Indenture the “Indentures” and each an “Indenture”) between the Company and the trustee party thereto, which were filed with the Securities and Exchange Commission (“SEC”) as exhibits to the Company’s registration statement on Form S-3 (“Registration Statement”) on February 27, 2015.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Senior Notes Indenture, as amended, supplemented, waived, or otherwise modified from time to time.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(a)                                 the form of Senior Notes Indenture;

(b)                                 the form of Subordinated Notes Indenture;

(c)                                  the “Action by Unanimous Written Consent in Lieu of Meeting of the Board of each of the Corporations Listed on Annex I Hereto on February 25, 2015” (the “Resolutions”);

(d)                                 the Articles of Incorporation of the Guarantor filed with the Mississippi Secretary of State on March 9, 2000 (“Articles”); and

(e)                                  the Bylaws of the Guarantor (the “Bylaws” and, together with the Articles, the “Governance Documents”).

In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, instruments and other documents, and have made such other investigations, as we have deemed necessary for the purpose of this opinion.  We have also reviewed and relied upon such certificates of the Guarantor as to factual matters, certificates of public officials and other instruments, documents and agreements as we have deemed necessary or appropriate to enable us to render the opinions set forth below.

For purposes of the opinions expressed below, we have assumed (a) the authenticity of all documents submitted to us as originals, (b) the conformity to the originals of all documents submitted to us as certified, electronic or photostatic copies and the authenticity of the originals, and (c) the due authorization, execution and delivery of all Documents by all appropriate parties and the validity and binding effect thereof.

We express no opinion to the extent that any Documents may be impacted by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting the rights of creditors generally; (ii) the exercise of judicial discretion or general principles of equity, whether considered in a proceeding at law or in equity, or public policy, including applicable securities law; (iii) restrictions on the assignment of benefits payable under any governmental health care program; (iv) standards relating to privacy and confidentiality of patient information; and/or (v) standards relating to fraud and forgery.

As to factual matters, we have relied upon warranties and representations made by the Grantor that are included in the Documents and certificates of officers of the Guarantor.  Whenever the phrase “to our knowledge” is used herein, it refers to the actual knowledge of the attorneys of this firm involved in the representation of the Guarantor in this transaction without independent investigation.

Subject to the foregoing assumptions, we are of the opinion that:

1.              Based solely on the certificate of good standing received relating to the Guarantor, as of the date of such certificate the Guarantor has been incorporated under the laws of the State, and the Guarantor’s status is active;

2.              The Guarantor has the requisite power and capacity to guarantee the Debt Securities pursuant to the terms of the Indentures and perform its obligations under the Debt Guarantees; and

3.              The Debt Guarantees, upon being duly authorized by all necessary corporate action, executed by an authorized signatory and delivered, will be validly authorized, executed and delivered for corporate or limited liability company (as the case may be) law purposes by the Guarantor.

Our opinions in paragraph 2 and paragraph 3 are limited to our review of State business corporation law as in effect on the date hereof.  We express no opinion as to matters under or involving the laws of any jurisdiction other than laws of the United States and the State and its political subdivisions.  To the extent the laws of any other state or nation apply with respect to any of the transactions contemplated herein, we have assumed that the laws of such other state or nation are the same as the laws of the States in all applicable respects.  We express no opinion concerning any matter respecting or affected by any laws other than laws that a lawyer in the State exercising customary professional diligence would reasonably recognize as being directly applicable to the Guarantor and Documents or any of them. We express no opinion as to (i) the enforceability of the Indentures except to opine as to the authority of the Guarantor to enter into such document, as specifically provided herein; or (ii) the application of federal or state securities law to the transactions contemplated in the Indentures and the Registration Statement.

In rendering the opinions set forth above, we have advised you only as to such knowledge as we have obtained from (a) the certificates of the Guarantor; and (b) inquiries of officers and employees of the Guarantor.  Except to the extent otherwise expressly set forth above, for purposes of this opinion, we have not made an independent review of any agreements, instruments, writs, orders, judgments, rules or other regulations or decrees which may have been executed by or which may now be binding upon the Guarantor, nor have we undertaken to review our internal files or any files of the Guarantor, relating to transactions to which the Guarantor may be a party, or to discuss their transactions or business with any other lawyers in our firm or with any other officers, partners or any employees of the Guarantor.

We hereby consent to reliance on this opinion letter and the opinions provided herein by the law firm White & Case LLP in connection with the legal opinion provided by that law firm that is in included as an exhibit to the Registration.  Additionally, we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement under the heading “Legal Matters” in the prospectus, which is part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ HANCOCK, DANIEL, JOHNSON & NAGLE, P.C.